Exhibit 99.1

EXTRA SPACE STORAGE INC.

PH (801) 562-5556

FAX (801) 562-5579

2795 E. Cottonwood Pkwy. Ste. 400

Salt Lake City, Utah 84121

info@extraspace.com

www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. and Prudential Real Estate Investors

Announce Execution of Definitive Agreement to Acquire

Storage USA from GE Commercial Finance

•    Transaction values Storage USA at approximately $2.3 billion

•    Extra Space Storage to become second largest self-storage operator in the U.S.

SALT LAKE CITY, Utah, May 5, 2005 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) and joint venture partner Prudential Real Estate Investors (“PREI’), the real estate investment and advisory business of Prudential Financial, Inc., announced today they have entered into a definitive agreement to acquire Storage USA from GE Commercial Finance, the business-to business financial services unit of the General Electric Corp. (NYSE: GE) for approximately $2.3 billion in cash. The purchase does not require stockholder approval but is subject to other customary closing conditions. Company management expects the acquisition to be completed within 60 days. When completed, the transaction will be the largest to date in the self-storage industry.

Storage USA, based in Memphis, Tennessee, is currently the fourth largest operator of self-storage facilities in the U.S., operating 458 self-storage properties in 31 states including Washington, D.C. Storage USA manages over 33 million net rentable square feet with nearly 250,000 tenants.

The Company will own one-hundred percent of 61 Storage USA facilities, and through the PREI joint venture, will have an ownership interest in an additional 259 Storage USA

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properties. The Company will also acquire Storage USA’s equity interest in 54 joint venture properties, and will assume the management of 84 franchise and managed properties. Upon completion of the transaction, the Company will become the second largest self-storage operator in the U.S. with over 600 properties owned or under management.

Kenneth M. Woolley, Chairman and CEO of Extra Space Storage said: “The acquisition of Storage USA is a great milestone for Extra Space Storage and is highly complementary to our current property profile. We believe that, with our scalable technology systems and operational processes, we will be able to enhance the operating performance across our expanded portfolio. The transaction will therefore represent tremendous value to our shareholders and is consistent with our strategy to become a major force in the U.S. self-storage industry.”

Mr. Woolley added: “This is a purchase of a self-storage business by self-storage people. We plan to improve this enlarged business by focusing all of our resources and management on making the people, the processes and the properties the best in the self-storage business. Extra Space Storage and our partners at Prudential Real Estate Investors recognize the long-term viability, vitality and value of the self-storage industry.”

PREI is acquiring the self-storage properties on behalf of investors in its open-end commingled funds and two individual client accounts.

UBS Investment Bank acted as exclusive financial advisor while Clifford Chance US LLP acted as principal outside legal counsel to Extra Space Storage in connection with this transaction.

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Forward Looking Statements:

When used within this document, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects,” and similar expressions are intended to identify “forward-looking statements” within the meaning of Section 27-A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions and in the markets in which the Company operates:

•	the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•	the Company’s ability to effectively compete in the industry in which it does business;

•	difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability;

•	the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s expense and reduce the Company’s cash available for distribution;

•	difficulties in raising capital at reasonable rates and on reasonable terms, which could impede the Company’s ability to grow; and

•	delays in the development and construction process, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

The Company disclaims any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

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Conference Call

Extra Space Storage Inc. will host a conference call with slide presentation at 12:00 p.m. Eastern Time (9:00 a.m. Pacific time) on Thursday, May 5, 2005 to discuss this transaction.

This event will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to either website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the website. In addition, a replay of the call will be available via telephone for 14 business days, beginning two hours after the call. To listen to the call in the U.S., please dial 888-286-8010. To listen to the call internationally, please dial 617-801-6888. Enter access code 86117163.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a real estate investment trust that owns and operates 148 self-storage properties in 20 states. The Company’s properties comprise more than 92,500 units, 9 million square feet rented by over 75,000 tenants. Additional Extra Space Storage information is available at www.extraspace.com.

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For Information:
James Overturf	William Coffin
Extra Space Storage Inc.	Mark Collinson
(801) 365-4501	CCG Investor Relations
(818) 789-0100